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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM N-8A

           NOTIFICATION OF REGISTRATION FILED PURSUANT TO SECTION 8(a)
                      OF THE INVESTMENT COMPANY ACT OF 1940

     The  undersigned  investment  company  hereby  notifies the  Securities and
Exchange  Commission  that it registers  under and pursuant to the provisions of
Section 8(a) of the Investment  Company Act of 1940 and in connection  with such notification of registration submits the following information:

Name:           MGI Funds

Address of Principal Business Office (No. & Street, City, State Zip Code):
                1166 Avenue of the Americas, New York, NY  10036

Telephone Number (including area code):  (212) 345-6531

Name and Address of agent for service of process:

                David M. Goldenberg, 1166 Avenue of the Americas,
                New York, NY  10036

Check Appropriate Box:

     Registrant is filing a Registration  Statement  pursuant to Section 8(b) of the Investment  Company Act of 1940  concurrently  with the filing of Form N-8A:
Yes [X] No [ ]

                                   SIGNATURES

     Pursuant to the  requirements  of the  Investment  Company Act of 1940, the
Registrant has caused this notification of registration to be duly signed on its behalf in the city of New York and the state of New York on the 21 day of March,
2005.

                            Signature  MGI Funds
                                       (Name of Registrant)

                            By:     /s/David M. Goldenberg
                                    David M. Goldenberg
                                   (Name of director, trustee or officer
                                    signing on behalf of Registrant)

                                     Vice President and Secretary
                                        (Title)
Attest:  /s/Richard Joseph
         Richard Joseph
         Vice President, Treasurer
         and Chief Financial Officer
         (Title)